UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported) September 28, 2006

Aflac Incorporated

(Exact name of registrant as specified in its charter)

GEORGIA	001-07434	58-1167100
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1932 Wynnton Road, Columbus, Georgia		31999
(Address of principal executive offices)		(Zip Code)

706.323.3431

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

     Aflac Incorporated announced on September 28, 2006, that it has issued Euroyen bonds totaling 45 billion yen, or approximately $384 million at the current exchange rate. The bonds are registered for trading in the secondary market in Japan under a Uridashi shelf registration filed with Japanese regulatory authorities in August 2006.

     The first tranche totaling 15 billion yen pays interest semiannually at 1.52% and matures September 28, 2011. The second tranche totaling 10 billion yen pays interest semiannually at 2.26% and matures September 28, 2016. The third tranche totaling 20 billion yen pays interest semiannually based on a variable interest rate of six-month yen LIBOR plus a spread and matures September 28, 2011. Each tranche of Uridashi notes may only be redeemed prior to maturity upon the occurrence of a tax event as specified in the respective bond agreement and is not available to U.S. residents or entities.

     Aflac anticipates that it will use the net proceeds of these yen-denominated bonds for general corporate purposes, which shall include, but shall not be limited to, refinancing debt.

     The securities to be issued through the above-referenced Uridashi shelf registration will not be registered in the United States and will not be offered or sold to U.S. investors absent compliance with the registration requirements of the Securities Act of 1933 or an available exemption from the registration requirements thereof.

ITEM 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

	99.1 -	Press release of Aflac Incorporated dated September 28, 2006

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Aflac Incorporated

September 28, 2006	/s/ Ralph A. Rogers

(Ralph A. Rogers, Jr.)
Senior Vice President, Financial Services
Chief Accounting Officer

EXHIBIT INDEX:
99.1	-	Press release of Aflac Incorporated dated September 28, 2006